Exhibit 99.1

Aquestive Therapeutics Reports Third Quarter 2018 Financial Results and Recent Business Highlights

•          Completed adult epilepsy monitoring study demonstrating that LibervantTM provides comparable bioavailability

•          Received FDA approval for SYMAPAZANTM for the adjunctive treatment of seizures associated with Lennox-Gastaut syndrome (LGS)

•          Hosts investment community conference

Warren, NJ, November 6, 2018 – Aquestive Therapeutics, Inc. (NASDAQ: AQST), a specialty pharmaceutical company focused on identifying, developing and commercializing differentiated products to address unmet medical needs, today reported financial results for the third quarter ended September 30, 2018 and provided a business update.

“Aquestive is the worldwide leader in delivering therapeutics on oral film with our PharmFilm® technology. Over the past quarter, we have met a number of key business milestones that position us well to achieve our long-term vision for growth,” said Keith J. Kendall, Chief Executive Officer of Aquestive. “We are excited to continue advancing our pipeline and building our CNS commercial franchise with the launch of SYMPAZANTM.  Late stage development of Libervant is also advancing with the recent completion of the adult EMU study.”

Pipeline Overview, Upcoming Milestones and Business Update

Aquestive received U.S. FDA approval for SYMPAZAN (clobazam) oral film for the adjunctive treatment of seizures associated with Lennox-Gastaut syndrome (LGS) in patients 2 years of age or older. SYMPAZAN previously received tentative FDA approval on August 31, 2018 and has now been approved based on the expiration of the orphan drug exclusivity period for ONFI®.

Aquestive completed a pharmacokinetic adult epilepsy monitoring unit (EMU) study demonstrating that its investigational diazepam buccal film (DBF) product candidate, tentatively named Libervant, provides comparable bioavailability whether administered between seizures (interictal) or during and shortly after seizures (ictal/peri-ictal) in adult patients with poorly controlled tonic-clonic seizures or focal seizures with impaired awareness. DBF, a novel formulation of diazepam as a small, thin film strip placed inside the cheek, is under development for the management of selected patients with refractory epilepsy who require intermittent use of diazepam to control episodes of increased seizure activity.

The topline data from the adult EMU study will be presented as two late-breaking poster presentations at the American Epilepsy Society’s Annual Meeting, being held from November 30 to December 4, 2018.

Aquestive recently reached agreement with the FDA to end the swallowing study for AQST-117 (riluzole), an oral soluble film formulation for the treatment of Amyotrophic Lateral Sclerosis, the third late-stage CNS asset in its proprietary portfolio, sooner than previously planned based on an analysis of the study’s interim data. Topline results are expected to be reported in late 2018 and an NDA submission is expected in the first quarter of 2019.

Aquestive continues to make progress on its early stage complex molecule development programs for anaphylaxis and acromegaly. The Company expects to commence a Phase 1 proof of concept study during 2019 for AQST-108, its sublingual film formulation of epinephrine in development for the treatment of anaphylaxis. During the third quarter 2018, Aquestive commenced a Phase 1 human proof of concept study for AQST-305, the Company’s sublingual formulation of octreotide in development for the treatment of acromegaly.

Aquestive’s collaborative partnership development activities continue to advance, and its year-to-date Suboxone volume produced and shipped has risen by 5%.  In addition, AQST-119, an oral soluble film formulation of tadalafil, a vasodilator that is used to treat erectile dysfunction, or ED, has its Prescription Drug User Fee Act (PDUFA) date on November 18, 2018 for tentative approval.

Third Quarter 2018 Financials

As of September 30, 2018, Aquestive’s cash and cash equivalents were $64.0 million, as compared to $17.4 million as of December 31, 2017.  In July 2018, Aquestive received net proceeds from its IPO of $63.5 million.

Aquestive’s comprehensive net loss for the third quarter 2018 was $15.0 million, or $0.64 loss per share.  The comprehensive net income for the third quarter 2017 was $7.8 million.  The increase in net loss in the third quarter 2018 was driven in part by lower revenue in the 2018 compared to 2017 due to a $14 million reduction in contractually stipulated collaborative partner license payments.  The loss in the third quarter of 2018 period was also impacted by increased total expenses compared to 2017, including from selling, general and administrative expenses that were primarily driven by investments in SYMPAZAN commercialization.

Investment Community Conference Call
Aquestive will host an investment community conference call at 4:30 p.m. ET on Tuesday, November 6, 2018. Investors and analysts may participate in the conference call by dialing (866) 417-5886 from the U.S. and (409) 217-8235 internationally, followed by the conference ID: 3248427.  There will also be a simultaneous, live webcast available on the Investors section of the Company’s website at https://investors.aquestive.com/events-and-presentations. The webcast will be archived for 30 days.

About Aquestive Therapeutics
Aquestive Therapeutics is a specialty pharmaceutical company focused on identifying, developing and commercializing differentiated products to address unmet medical needs. Aquestive Therapeutics has a late-stage proprietary product pipeline focused on the treatment of CNS diseases, and is working to advance orally-administered complex molecules that it believes can be alternatives to invasively-administered standard of care therapies. As the leader in developing and delivering drugs via its PharmFilm® technology, Aquestive Therapeutics also collaborates with pharmaceutical partners to bring new molecules to market in differentiated and highly-marketable dosage forms.

Forward-Looking Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “could,” “estimate,” “expects,” “intend,” “may,” “plan,” “potential,” “project,” “will,” “would,” or the negative of those terms, and similar expressions, are intended to identify forward-looking statements.  Such statements include, but are not limited to, statements about regulatory approvals and pathways, clinical trial timing and plans, the achievement of clinical and commercial milestones, future financial and operating results, business strategies, market opportunities, financing, and other statements that are not historical facts.

These forward-looking statements are based on our current expectations and beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include, but are not limited to: risks associated with the Company’s development work, including any delays or changes to the timing, cost and success of our product development activities and clinical trials; the risks of delays in FDA approval of our drug candidates or failure to receive approval; the risks inherent in commercializing a new product (including technology risks, financial risks, market risks and implementation risks and regulatory limitations); development of our sales and marketing capabilities; the rate and degree of market acceptance of our product candidates; the success of any competing products; the size and growth of our product markets; the effectiveness and safety of our product candidates; risks associated with intellectual property rights and infringement; unexpected patent developments; and other risks and uncertainties affecting the Company including those described in the “Risk Factors” section included in our Registration Statement on Form S-1 declared effective by the SEC on July 24, 2018 and our other filings with the Securities and Exchange Commission. As with any pharmaceutical product candidate under development, there are significant risks with respect to the development, regulatory approval and commercialization of new products. Given these uncertainties, you should not place undue reliance on these forward-looking statements, which speak only as of the date made. All subsequent forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We assume no obligation to update our forward-looking statements after the date of this press release whether as a result of new information, future events or otherwise, except as may be required under applicable law.

Media inquiries:
Christopher Hippolyte
christopher.hippolyte@syneoshealth.com
212-364-0458

Investor inquiries:
Stephanie Carrington
stephanie.carrington@icrinc.com
646-277-1282

AQUESTIVE THERAPEUTICS, INC.
Condensed Consolidated Balance Sheets
(In thousands, except per share / unit amounts)
 (Unaudited)

	September 30,	December 31,
Assets	2018	2017

Current assets:
Cash and cash equivalents	$63,982	$17,379
Accounts receivable, net	7,450	6,179
Inventories, net	4,483	4,014
Prepaid expenses and other current assets	1,444	591
Total current assets	77,359	28,163
Property and equipment, net	12,211	13,460
Intangible assets, net	216	254
Other assets	224	1,239
Total assets	$90,010	$43,116
Liabilities and Shareholders' Equity/Members’ Deficit
Current liabilities:
Accounts payable and accrued expenses	$17,798	$14,003
Deferred revenue	781	1,347
Loans payable, current	2,750	-
Total current liabilities	21,329	15,350
Loans payable, net	44,054	45,507
Warrant liability	-	7,673
Asset retirement obligations	1,183	1,081
Total liabilities	66,566	69,611
Commitments and contingencies (Note 14)
Redeemable preferred A-3 interests and accrued dividends	-	5,896
Redeemable preferred A-2 interests and accrued dividends	-	36,205
Shareholders'/Members’ deficit:
Preferred A interests, no par value. Authorized 100,000,000 units;
16,886,750 units issued and outstanding December 31, 2017	-	16,887
Preferred A-1 interests, no par value. Authorized
100,000,000 units; 21,526,850 units issued and outstanding at December 31, 2017	-	21,883
Common interests, no par value. Authorized 500,000,000 units;
121,228,353 units issued and outstanding at December 31, 2017	-	12,727
Common stock, $.001 par value. Authorized 250,000,000 shares;
24,942,185 shares issued and outstanding at September 30, 2018 (Note 15)	25	-
Additional paid-in capital	70,851	-
Accumulated deficit	(47,432)	(120,093)
Total shareholders' equity/members’ deficit	23,444	(68,596)
Total liabilities and shareholders' equity/members’ deficit	$90,010	$43,116

AQUESTIVE THERAPEUTICS, INC.
Condensed Consolidated Statements of Operations and Comprehensive (Loss)/Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017

Revenues	$13,267	$27,146	$50,606	$54,723

Costs and Expenses:
Manufacture and supply	5,592	4,880	16,201	14,205
Research and development	4,534	5,684	17,429	15,862
Selling, general and administrative	12,345	6,161	53,561	17,513
Total costs and expenses	22,471	16,725	87,191	47,580
(Loss)/ income from operations	(9,204)	10,421	(36,585)	7,143

Other income (expenses):
Interest expense	(1,933)	(1,970)	(5,809)	(5,737)
Interest income	216	-	238	-
Change in fair value of warrant	(4,116)	-	(5,278)	(309)
Other, net	(1)	-	2	-
Net (loss)/income before income taxes	(15,038)	8,451	(47,432)	1,097
Income taxes	-	-	-	-
Net (loss)/income	(15,038)	8,451	(47,432)	1,097
Dividends on redeemable preferred interests	-	(626)	-	(1,854)
Net (loss)/income attributable to common
shares/members' interests	$(15,038)	$7,825	$(47,432)	$(757)

Comprehensive net (loss)/income	$(15,038)	$7,825	$(47,432)	$(757)

Net loss per share - basic and diluted	$(0.64)		$(2.45)

Weighted-average number of common shares
outstanding - basic and diluted	23,646,192		19,335,541